UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  January 7, 2016

SFX Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-36119	90-0860047
(Commission File Number)	(IRS Employer Identification No.)

902 Broadway, 15th Floor
New York, New York	10010
(Address of principal executive offices)	(Zip Code)

(646) 561-6400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04                                           Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On January 7, 2016, SFX Entertainment, Inc. (the “Company”) received notice on behalf of React Presents, Inc., Clubtix, Inc., Jeffrey Callahan and Lucas King (collectively, the “Noteholders”) stating that the Company is in default under the Promissory Note dated July 7, 2015 in the original principal amount of $10,829,353.13 executed by the Company and SFX-React Operating LLC and payable to the Noteholders (the “Note”), due to the Company’s failure to timely make a payment of $3,000,000 to the Noteholders that was due on January 4, 2016 pursuant to the terms of the Note, and that the Company’s failure to make this payment constitutes an “Event of Default,” as defined in the Note.

Based on the occurrence of the Event of Default, the Note provides that interest will begin to accrue at the default rate of 10% per annum. In addition, the Noteholders have declared the entire principal balance, in the amount of $5,829,353.13 to be accelerated and immediately due and payable in its entirety (with interest).

The Amended and Restated Credit Agreement, dated as of September 17, 2015 (the “Credit Agreement”), as subsequently amended, by and among the Company, the lenders party thereto and Catalyst Fund Limited Partnership V, as Administrative Agent, permits the Administrative Agent to, following an event of default under the Credit Agreement, which would include the Event of Default described herein, and after notice to the Company, take any of the following actions, at the same or different times: (i) terminate the lenders’ commitments to make loans under the Credit Agreement to the Company, (ii) declare any loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), together with accrued interest thereon and all fees and other obligations of the Company accrued thereunder, (iii) exercise on behalf of itself and the lenders all rights available to it under the applicable agreements and/or applicable law. At this time, no such notice has been received by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SFX ENTERTAINMENT, INC.

Date: January 13, 2016	By:	/s/ Robert F.X. Sillerman
Robert F.X. Sillerman
Chief Executive Officer and Director